Exhibit 10.27

Transition Employment Letter

February 17, 2015

Pete Flint

535 Mission St. #700

San Francisco, CA 94105

Dear Pete,

As we have discussed, in connection with the Agreement and Plan of Merger (the “Merger Agreement”) among Zillow, Inc. (“Zillow”), Trulia, Inc. (the “Company”) and Zillow Group, Inc. (formerly, Zebra Holdco, Inc.), your position as CEO of the Company will be terminated immediately following the filing of Trulia, Inc.’s form 10-K with the Securities and Exchange Commission. However, as we anticipate that you will remain an employee of the Company through August 1, 2015 (the “Termination Date”), this Transition Employment Letter (the “Transition Letter”) is to memorialize the terms and conditions of your employment between the date hereof and the Termination Date. The terms of this transition letter are effective upon the closing of the transaction contemplated by the Merger Agreement and supplement your Employment Agreement with the Company (the “Employment Agreement”) and any subsequent agreement with the Company. Specifically, you are still bound by the Employment Agreement.

1.	Duties, Title. While we mutually anticipate that you will remain an employee though the Termination Date, your last day in the office performing active duties will be June 1, 2015, or such earlier time as is mutually agreed (the “Transition Period”). During the Transition Period, you will perform such transition employment duties reasonably requested by the Company. Your title will be “Founder, Trulia, & Director, Zillow Group, Inc.”

2.	Compensation & Benefits.

a.	Salary. Through the Termination Date your annual base salary as of February 17, 2015 will be in effect.

b.	Benefits. Through the Termination Date you will continue under the Company’s benefits plans, including health benefits. Following the Termination Date, the Company will pay for the COBRA premiums for you and your eligible dependents for a period of 18 months unless you obtain alternative health insurance coverage, in which case the Company will discontinue paying COBRA premiums.

c.	Stock. Through the Termination Date, you will also continue to vest in any of your stock options and restricted stock units (collectively “Employee Stock”). In addition, you will be entitled to continued vesting of Employee Stock as set forth in Section 4, below.

d.	Bonus. If you remain employed on the Termination Date or if the Company terminates your employment without Cause (as defined in the Employment Agreement) before the Termination Date, the Company will pay you a cash bonus, equivalent to three (3) months of your annual salary in effect on February 17, 2015, within thirty (30) days of the Termination Date.

3.	Termination of Employment.

a.	If prior to the Termination Date (1) the Company terminates your employment without Cause (as defined in the Employment Agreement); or (2) you and the Company enter a mutual written agreement to terminate your employment, you will be entitled to receive the compensation and benefits as outlined in Section 2 through the Termination Date, including vesting credit through the Termination Date. You will not be eligible to receive the compensation and benefits if the Company terminates your employment for Cause (as defined in the Employment Agreement).

b.	Prior to any termination of your employment without Cause (as defined in the Employment Agreement, you will be given the opportunity to execute the attached separation agreement and release in exchange for the benefits set forth therein.

4.	Zillow Group, Inc. Board. Upon the closing of transactions contemplated by the Merger Agreement, you will become a member of the Zillow Group, Inc. Board of Directors (the “Board”) and will continue to serve on the Board following the Termination Date. As a member of the Board you will be eligible for the same level of indemnification and D&O insurance coverage as other members of the Board including the coverage afforded to the members of the pre-merger Zillow board of directors. Following the Termination Date, you will be eligible to participate in our non-employee director compensation program. In addition, during your service as a member of the Board you will continue to vest in all of your Employee Stock and your service to the Company will be deemed to be continuous and uninterrupted for purposes of your Employee Stock vesting. Upon your involuntary removal from the Board, unless such removal is effected in accordance with Section C.5 of the Corporate Governance Guidelines of the Board of Directors of Zillow Group, Inc. (attached hereto as Exhibit B) for either (i) engaging in a material conflict of interest (provided that providing services to an investment fund that has or makes investments in competitive entities will not be deemed a conflict of interest if you do not provide any services directly to such competitive entities), (ii) engaging in behavior that would qualify as a termination without Cause pursuant to terms of the applicable Employee Stock agreement or (iii) engaging in grossly negligent or reckless breaches of a fiduciary duty, the vesting of any unvested Employee Stock will be accelerated to the same extent it would have become vested upon a termination without Cause pursuant to terms of the applicable Employee Stock agreement.

To indicate your acceptance, please sign and date this Transition Letter in the space provided below and return it to me. This Transition Letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Very truly yours,

/s/ Rich Barton

Chairman, Zillow Group, Inc.

AGREED AND ACCEPTED:

/s/ Pete Flint

Pete Flint

Exhibit A

Separation & Release Agreement

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Pete Flint (“Employee”) and Trulia, Inc., a subsidiary of Zillow Group, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into a confidentiality agreement at the commencement of Employee’s employment (the “Confidentiality Agreement”);

WHEREAS, Employee was provided with an offer letter (the “Offer Letter”) which Employee accepted;

WHEREAS, the Company notified Employee on February 17, 2015 (the “Notice Date”) that Employee’s employment with the Company is being terminated due to a reduction in force and that the termination shall occur on August 1, 2015 (the “Termination Date”);

WHEREAS, June 1, 2015 will be Employee’s last day in the office;

WHEREAS, provided that Employee’s employment is not terminated by the Company for Cause (as defined in Employee’s Employment Agreement with Trulia) prior to the Termination Date, the Company will continue to pay Employee at Employee’s current base salary in accordance with the Company’s payroll practices and will continue providing Employee benefits under Company’s benefits plans, including health benefits, from the Notice Date until the Termination Date;

WHEREAS, Employee will also continue to vest in any stock options, restricted stock units and stock appreciation rights (collectively “Employee Stock”) Employee may have from the Notice Date until the Termination date, and thereafter to the extent permitted by Employee’s service as a member of the Company’s Board of Directors; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2. Consideration. Unless the Company terminated Employee’s employment for Cause (as defined in Employee’s Employment Agreement), Employee shall be entitled to the following:

a. Continued Employment. The Company agrees to permit Employee to remain an employee from June 1, 2015 through the Termination Date and therefore remain on the Company’s payroll at Employee’s base salary in effect on the Notice Date (“Continued Employment Pay”) and as a participant in the Company’s health benefit plans and continue vesting in Employee Stock through the Termination Date. If Employee starts a new job prior to August 1, 2015, employment with the Company will terminate and Employee will be paid out any remaining Continued Employment Pay in accordance with the Company’s regular payroll practices.

b. Separation Payment. The Company agrees to pay Employee the lump sum total of $121,153.85 less applicable withholdings (such payment being the “Separation Payment”). The Separation Payment is equivalent to 15 weeks’ of Employee’s base salary as in effect on the Notice Date. The Company shall pay the Separation Payment to Employee in the first payroll cycle after the Effective Date of this Agreement, in accordance with the Company’s regular payroll practices.

c. COBRA. In the event that Employee elects to continue health insurance coverage under COBRA or applicable state law after the Termination Date, the Company shall pay the monthly premium necessary to provide continued medical health insurance coverage currently in effect for Employee (and the health insurance coverage currently in effect for Employee’s eligible dependents) pursuant to COBRA or applicable state law for up to 18 months following the Termination Date. Thereafter, Employee will be responsible for the costs of any further health insurance coverage.

3. Benefits. Except as otherwise provided in this Agreement, Employee agrees that Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in Employee Stock, and the accrual of bonuses, vacation, and paid time off, cease as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided, or will provide by the Termination Date all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee specifically represents that Employee is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (i) any obligations incurred under this Agreement, (ii) any claims for indemnification that Employee may have under any indemnification agreement with the Company and (iii) any claims for coverage under any D&O or other similar policy maintained by the Company. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has forty five (45) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 45-day period. Employee further acknowledges that, contemporaneously with receipt of this Agreement, Employee received the disclosure of information related to severance benefit program included with this Agreement (the “OWBPA Disclosure”).

7. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), Employee’s legal counsel ,and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

10. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee acknowledges that during the course of Employee’s employment with the Company Employee had access to a number of highly confidential materials and Employee specifically represents that Employee shall refrain from using any such confidential information in the future. Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

12. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients of the Company. Employee shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Employee had access during the scope of Employee’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15. Application for Employment. Employee understands and agrees that, except as otherwise provided for in this Agreement, and as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

16. Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JAMS (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and stock agreements (as such may have been modified herein).

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within forty-five (45) days after the Termination Date. In the event that Employee signs this Agreement within forty-five days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Employee. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Pete Flint, an individual

Dated: , 2015

TRULIA, Inc., a subsidiary of Zillow Group, Inc.

Dated: , 2015	By
Name: Paul Levine
Its: President

Exhibit B

Corporate Governance Guidelines of the Board of Directors of Zillow Group, Inc.

ZILLOW GROUP, INC.

CORPORATE GOVERNANCE GUIDELINES

A.	Purpose

The Board of Directors (the “Board”) of Zillow Group, Inc. (the “Company”) has developed these corporate governance guidelines (the “Guidelines”) to help it to fulfill its responsibilities to the Company and its shareholders. The Guidelines should be applied in a manner consistent with all applicable laws and stock market rules and the Company’s articles of incorporation and bylaws, each as amended and in effect from time to time. The Guidelines are intended to serve as a flexible framework for the conduct of the Board’s business and not as a set of legally binding obligations. The Board may modify or make exceptions to the Guidelines from time to time in its discretion and consistent with its duties and responsibilities to the Company and its shareholders.

B.	Role of the Board

The Board oversees and reviews management activities and advises on long-term and strategic issues, all with a view to enhancing the long-term value of the Company to the shareholders. Among its many activities, the Board oversees the Company’s business affairs and integrity, performs an annual evaluation of the Company’s Chief Executive Officer, oversees management succession planning, and assesses Company risks and strategies for risk mitigation. The Board is accountable to the shareholders of the Company, but recognizes that the long-term interests of shareholders are advanced by responsibly addressing the concerns of other stakeholders, including employees, consumers, customers, suppliers, government and the public. In all actions taken by the Board, the directors are expected to exercise their business judgment in what they reasonably believe to be in the best interests of the Company.

C.	Board Composition and Selection

1. Board Size. The Board fixes the size of the Board within the range specified in the Company’s Articles of Incorporation. The Nominating and Governance Committee periodically reviews the size of the Board, with the goal that the size of the Board be sufficient to maintain needed expertise and independence without becoming too large to function efficiently or effectively.

2. Selection of Directors. The Company’s Board is divided into three classes of approximately equal size. The term of office for each class is staggered such that the term of office for one class expires each year. Each year, the shareholders of the Company elect directors to a three-year term for the class whose term is expiring by a plurality of the votes cast at the Company’s annual meeting of shareholders. The Nominating and Governance Committee screens and recommends director nominees to the Board, and the Board in turn recommends director nominees for election by the Company’s shareholders. The Nominating and Governance Committee considers qualified director candidates recommended by shareholders, provided such recommendations are made in compliance with the advance notice provisions of the Company’s bylaws and other applicable Securities and Exchange Commission rules and regulations. The criteria used by the Board and the Nominating and Governance Committee for the selection of directors are set forth in the charter of the Nominating and Governance Committee.

3. Board Composition – Independent Directors. A majority of the Company’s directors shall be independent. The Board applies the director independence standards included in the listing standards of the NASDAQ Stock Market (or any other listing requirements applicable to the Company from time to time) to determine director independence. The Board shall make an affirmative determination regarding the independence of each director annually, based upon the recommendation, advice, and information of the Nominating and Governance Committee.

4. Term Limits. The Company does not have term limits for directors. While mandatory turnover would provide fresh viewpoints to the Board, term limits have the compelling disadvantage of losing the contribution of directors who have unique insight into and important historical perspective on the Company’s business and operations.

5. Circumstances Requiring Tender of Resignation. When a director, including any director who is currently an officer or employee of the Company, resigns or materially changes his or her position with his or her employer or becomes aware of circumstances that may adversely reflect upon the director or the Company, such director should notify the Nominating and Governance Committee of such circumstances. The Nominating and Governance Committee will review the continued appropriateness of service under the circumstances, including a review of the ability of such director to give independent advice to the Company and to fully meet the responsibilities of a director, and may in certain cases consider requesting that the director submit his or her resignation from the Board.

6. Service on Other Boards. The Company encourages directors to serve as directors of other companies so that the Company can benefit from the experience, perspective and knowledge of best practices garnered from such positions. Notwithstanding the foregoing, directors shall limit the number of other company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to the Company, including preparing for and attending meetings. Further, no member of the Audit Committee of the Board may serve on more than three audit committees of publicly traded companies (including the Audit Committee of the Company) at the same time. Directors should advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board.

7. Stock Ownership. The Company encourages directors to own shares of the Company’s capital stock. However, the number of shares of the Company’s capital stock owned by any director is a personal decision and, at this time, the Board has chosen not to adopt a policy requiring ownership by directors of a minimum number of shares.

8. Chair of the Board. The Board does not have a policy as to whether the offices of Chair of the Board and Chief Executive Officer should be separate.

D.	Board Meetings

1. Frequency. The Board shall meet at regularly scheduled meetings no less than four (4) times a year and conduct additional special meetings as necessary to supplement the regularly scheduled meetings. Directors are encouraged to attend all Board meetings, as well as the Annual Meeting of Shareholders, except if unusual circumstances make attendance impractical.

2. Advance Distribution of Materials. The meeting agenda and written materials relevant to the Board’s understanding of matters to be discussed at an upcoming Board meeting shall be distributed to directors in advance, whenever feasible and appropriate. Each director should review such materials prior to the meeting to facilitate the efficient use of meeting time. Any materials not available in advance shall be provided to each director at the meeting. When appropriate, sensitive subjects may be discussed at a meeting without distribution of materials to the Board.

3. Executive Sessions of Independent Directors. The independent directors of the Company shall periodically meet in executive session.

4. Access to Senior Management and Employees. The Board shall have access to Company employees to ensure that directors can ask all questions and glean all information necessary to fulfill their duties. Management is encouraged to invite Company staff to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered, and are persons that management believes should be given exposure to the Board. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company.

5. Access to Independent Advisors. The Board and each of its standing committees shall have the resources, authority and funding (which will be provided by the Company) to retain such outside accounting, legal and other professional advisors as it deems appropriate without management approval.

E.	Committees

1. Number and Type of Committees. The Board currently has three standing committees. They are a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. The Board may, from time to time, form a new committee or disband a current committee depending on the circumstances. Each committee complies with the independence and other requirements established by applicable law, regulations and listing requirements applicable to the Company from time to time.

2. Committee Charters. Each committee shall have a charter that is approved by the Board. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.

3. Composition of Committees. The Nominating and Governance Committee shall be responsible for recommending to the Board the directors to be appointed to each committee of the Board. The Board shall appoint committee members and committee chairs according to criteria that it determines to be in the best interest of the Company and its shareholders, taking into account the views of the Nominating and Governance Committee.

4. Committee Meetings. The chair of each committee shall be responsible for developing, together with committee members and relevant Company managers, the committee’s general agenda and objectives and for setting the specific agenda for committee meetings. The chair and committee members shall determine the frequency of committee meetings consistent with the committee’s charter.

F.	Performance Evaluation and Succession Planning

1. Evaluation of Senior Executives. The Compensation Committee shall be responsible for overseeing the annual evaluation of the Company’s Chief Executive Officer and other executive officers.

2. Management Succession Planning. The Nominating and Governance Committee shall develop guidelines for and monitor management succession planning.

3. Evaluations of Board and Director Performance. The Nominating and Governance Committee shall establish, coordinate and review with the Chair of the Board criteria and methods for at least annually evaluating the effectiveness of the Board and its committees.

G.	Director Compensation

1. Compensation for Non-Employee Directors. The Compensation Committee shall periodically review the compensation of non-employee directors and make recommendations to the Board for appropriate changes.

2. Employee Directors. Directors who are also employees of the Company, including a subsidiary, shall receive no additional compensation for Board or committee service.

H.	Other

1. Director Orientation and Continuing Education. Each new director shall receive an orientation designed to educate the new director about the industry, the Company and the Board. The Company strongly encourages and supports continuing education for directors.

2. Communications with Shareholders and Others. The Board will give appropriate attention to written communications that are submitted to the Board by shareholders and other parties, and will respond if and as appropriate. All communications to the Board shall be in written form, addressed to the Board or to one or more individual members of the Board, and sent care of the Secretary of the Company, at the address of the Company’s principal executive offices or via email to legal@zillow.com.

3. Board Interaction with Media, Institutional Investors and Others. Management, and not the Board or individual directors, should normally speak for the Company. Individual directors may meet or otherwise communicate with the Company’s various constituencies when appropriate, but only with the knowledge of the Chair of the Board and the Chief Executive Officer, and, in most instances, at the request of the Chair of the Board or the Chief Executive Officer (except in those rare cases when a member of a Board committee may be required to communicate with third parties without the knowledge of the Chair of the Board or the Chief Executive Officer, as may be advised by counsel).

4. Code of Business Conduct and Ethics. Directors must abide by the relevant provisions of the Company’s Code of Business Conduct and Ethics.

5. Review of Corporate Governance Guidelines. The Nominating and Governance Committee shall periodically review these Guidelines and recommend appropriate changes to the Board.